SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section
14(A) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

CHARLES & COLVARD, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Charles & Colvard, Ltd.

3800 Gateway Boulevard
Suite 310
Morrisville, North Carolina 27560
(919) 468-0399

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2003

To The Shareholders Of Charles & Colvard, Ltd.:

Notice is Hereby Given that the Annual Meeting of the Shareholders of Charles & Colvard, Ltd. (the “Company”) will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 12, 2003 at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1.         To elect six members to the Board of Directors to serve until the annual meeting in 2004;

2.         To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003; and

3.         To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 25, 2003 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Robert S. Thomas President & CEO

March 26, 2003

A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

3800 Gateway Boulevard
Suite 310
Morrisville, North Carolina 27560
(919) 468-0399

PROXY STATEMENT

This Proxy Statement is furnished to the Shareholders of Charles & Colvard, Ltd. (the “Company”) in connection with the solicitation of proxies, by the Board of Directors of the Company, for use at the 2003 Annual Meeting of the Shareholders of the Company (the “Annual Meeting”) to be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 12, 2003 at 10:00 A.M., Eastern Daylight Savings Time, and all adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about April 9, 2003.

Voting Securities

The Company’s common stock, no par value per share (the “Common Stock”), is the only outstanding voting security of the Company. The Board of Directors has fixed the close of business on March 25, 2003 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of Common Stock as of the Record Date is entitled to one vote for each share of Common Stock held. As of February 28, 2003, there were 13,272,755 shares of Common Stock outstanding.

Voting Procedures

The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists.

Under North Carolina law, directors are elected by a plurality of the votes cast by the shares of Common Stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors. Under the Company’s Bylaws, the proposal to ratify the appointment of independent auditors for the year ending December 31, 2003 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and shares held of record by a broker, as nominee, that are not voted on such proposal will not affect the outcome of such proposal.

Voting of Proxies

The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company and named in this Proxy Statement, for the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the Annual Meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

Expenses of Solicitation

The Company will bear the entire cost of the solicitation of proxies from its shareholders. Following the mailing of this Proxy Statement and the accompanying proxy card, the directors, officers and employees of the Company may solicit proxies on behalf of the Company in person, by telephone or by other electronic means. The Company may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board of Directors, as provided by North Carolina law and the Company’s Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by the Company’s officers and employees. The directors are kept informed of the Company’s operations at meetings of the Board, through reports and analyses prepared by, and discussions with, the Company’s management.

The Board of Directors meets on a regularly scheduled basis and met four times during the year ended December 31, 2002. During 2002, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

The Bylaws of the Company provide that the Board of Directors shall consist of one or more members and at any time that it consists of nine or more members the terms shall be staggered. Under North Carolina law, the Company cannot have staggered director terms unless it has at least nine Directors. Accordingly, newly elected Directors will serve one-year terms.

The six persons named below have been nominated to serve on the Board of Directors until the 2004 Annual Meeting of the Shareholders or until their successors are elected and qualified. The age and a brief biographical description of each director nominee are set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to the Company by the nominees. Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Nominees for Election as Directors

Walter J. O’Brien, Jr. (67) has been a director of the Company since May 2000. From June 2001 to December 2002, Mr. O’Brien was the Director General of the International Advertising Association. From September 2000 to June 2001, he was the Executive Director of the Privacy Leadership Initiative, Inc. From May 1999 to September 2000, he was a consultant for The O’Brien Association, a brand consulting firm. From November 1995 to April 1999, Mr. O’Brien was the President of the National Advertising Review Council, an advertising self-regulatory organization. Previously, he was Vice Chairman and on the Board of Directors and Executive Committee of J. Walter Thompson Worldwide, one of the worlds leading advertising agencies. He graduated from Marquette University, completed the Advanced Advertising Planning Program at Harvard University and attended the Executive Program at Stanford Graduate School of Business.

Chester L.F. Paulson (67) has been a director of the Company since May 2001. Since 1970, Mr. Paulson has served as President and Chairman of Paulson Capital Corporation and as Director of Corporate Finance and Director of its wholly-owned subsidiary, Paulson Investment Company, Inc. which provides full service brokerage services and is engaged in investment banking services. Mr. Paulson earned his Masters of Business Administration from the University of Portland.

Frederick A. Russ (59) has served as a director of the Company since November 1996 and as Chairman of the Board from May 2000 to May 2001. Dr. Russ has served as Dean of the College of Business Administration at the University of Cincinnati since September 1994. From July 1989 to September 1994, he was Marketing Department Head and Professor of Marketing at the University of Cincinnati. Dr. Russ served on the Board of Directors of Cree, Inc. (“Cree”) from 1988 to 1992. He earned his Ph.D. in industrial administration at Carnegie-Mellon University.

Robert S. Thomas (55) has served as the President and Chief Executive Officer of the Company since July 2000 and as Chairman of the Board since May 2001. From June 1998 to July 2000, Mr. Thomas served as the President and Chief Operating Officer of the Company. From November 1996 to June 1998, Mr. Thomas served as a consultant to the Company on various financing and sales related matters. From October 1977 to November 1996, Mr. Thomas was employed with Morven Partners, one of the nation’s largest processors and distributors of both raw and processed edible nuts, and its predecessor companies in various capacities including President and Chief Executive Officer. Since November 2000, Mr. Thomas has served as a member of the Board of Directors of The University of North Carolina Health Care System. Mr. Thomas earned his Bachelor of Science degree in Business Administration from West Virginia University.

George A. Thornton, III (62) has served as a director of the Company since May 2001. Since June 1984, Mr. Thornton has been a real estate developer. Additionally, from 1997 to 1998, Mr. Thornton served in various capacities including as Chief Executive Officer of Rhodes Furniture, Inc. From 1984 to 1997, Mr. Thornton was a marketing consultant to Kincaid Furniture. Mr. Thornton earned his Associate of Arts degree from Louisburg College.

Laura C. Kendall (51) is a nominee to be a director of the Company. From January 2002 to present, she has been the Chief Executive Officer and a director of CFOdynamics LLC, providing financial advisory services to middle market businesses. From January 1997 to January 2002, Ms. Kendall was Executive Vice President and Chief Financial Officer of Delhaize America, Inc., a supermarket operator with approximately 1,400 stores in sixteen states in the eastern United States. Ms. Kendall earned her Bachelor of Business Administration degree from Western Michigan University and is a CPA licensed in Michigan.

Directors Emeritus

Howard Rubin (79) served as a director of the Company from November 1996 to May 2000 and has been a consultant to the Company since February 1997. Since 1992, he has served as President of GemDialogue Systems, Inc., a consulting company which provides jewelry appraisal and gemological training services to jewelers and business process improvement services to jewelry manufacturers. Mr. Rubin received a graduate gemology degree from the Gemological Institute of America in 1959.

Kurt Nassau (76) served as a director of the Company from August 1996 to May 2001 and has provided consulting services to the Company since April 1997. Since 1990, Dr. Nassau has served as the President of Nassau Consultants, where he specializes in advising companies on gemology and color. Dr. Nassau is a former Distinguished Research Scientist with AT&T Bell Labs and is the author of 16 patents and 5 books on gemology and the science of color. Dr. Nassau earned his Ph.D. in physical chemistry at the University of Pittsburgh and is a former 20-year member of the Board of Governors of the Gemological Institute of America.

Mr. Rubin was appointed as Director Emeritus in May 2000, and Dr. Nassau was appointed as Director Emeritus effective May 2001. Directors Emeritus serve for three-year terms during which they may attend board meetings at the invitation of the Board, but have no voting rights.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee and a Compensation Committee.

The Audit Committee, established in October 1997, has the authority to nominate an independent public accounting firm to serve as the Company’s external auditor, to direct, monitor and discuss with such auditors the scope, timing and results of their audit, to implement internal accounting controls and to review the Company’s annual financial statements and the auditors’ report thereon. The Audit Committee, which had four meetings in 2002, is composed of Mr. O’Brien, Mr. Paulson, Mr. Russ and Mr. Thornton.

The Compensation Committee, established in October 1997, has the authority to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company’s insurance and benefits plans and to administer the Company’s stock option plans. The Compensation Committee also recommends to the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee, which had four meetings in 2002, is composed of Mr. O’Brien, Mr. Paulson, Mr. Russ and Mr. Thornton.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2002, the Audit Committee:

•         Reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and Deloitte & Touche LLP (“D&T”), the Corporation’s independent auditors;

•         Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•         Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1 and discussed with D&T their independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and D&T, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

This Report is submitted by the Audit Committee.

Chester L. F. Paulson, Chairman
Mr. Walter J. O’Brien
Mr. Frederick A. Russ
Mr. George A. Thornton

COMPENSATION OF DIRECTORS

At the February 13, 2003 meeting the Board of Directors approved a proposal to compensate each non-employee Director elected at the Annual Shareholders Meeting for 2003 at the rate of $15,000 per annum and 8,000 options with one year vesting. In 2002 the Company paid non-employee directors $12,000 and granted 8,000 options as compensation for their services. Directors who are employees of the Company are not separately compensated for their service on the Board of Directors.

Prior to 2002, the Company had a practice of granting non-employee directors options to purchase 5,000 shares of Common Stock, which vest immediately before the next scheduled annual meeting, as compensation for the ensuing year’s service (the “annual grant”) and an initial grant of options to purchase 7,500 shares of Common Stock, which vest ratably over a three-year period, upon their first election to the Board of Directors (the “initial grant”). In 2002, each of the non-employee directors received an annual grant of 8,000 options with a one-year vesting exercisable at $5.65 per share.

All options granted to non-employee directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of 10 years.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Certain information as to executive officers of the Company is set forth below. Executive officers are appointed by and serve at the pleasure of the Board. The information appearing below and certain information regarding beneficial ownership of securities by such executive officers contained in this proxy statement has been furnished to the Company by the executive officers.

Robert S. Thomas (55) has served as the President and Chief Executive Officer of the Company since June 2000 and Chairman of the Board of Directors of the Company since May 2001. From June 1998 to June 2000, Mr. Thomas served as the President and Chief Operating Officer of the Company. From November 1996 to June 1998 Mr. Thomas served as a consultant to the Company on various financing and sales related matters. From October 1977 to November 1996, Mr. Thomas was employed with Morven Partners, one of the nation’s largest processors and distributors of both raw and processed edible nuts, and its predecessor companies in various capacities including President and Chief Executive Officer. Since November 2000, Mr. Thomas has served as a member of the Board of Directors of The University of North Carolina Health Care System. Mr. Thomas earned his Bachelor of Science degree in Business Administration from West Virginia University.

James R. Braun (48) has served as the Chief Financial Officer of the Company since June 2001, and as Treasurer and Secretary since September 2001. From November 1997 to prior to joining the Company he served as Executive Vice President and Chief Financial Officer of Webcraft Inc., a manufacturing company specializing in the printing of direct marketing materials. From June 1997 to November 1997, he was Vice President of Smith Technology, an environmental engineering company. From February 1988 to June 1997, he was Executive Vice President and Chief Financial Officer of Safeguard Business Systems, Inc., a business forms manufacturer. Mr. Braun earned his Bachelor of Science degree in Accounting from Villanova University.

Earl R. Hines (66) has served as Vice President of Manufacturing since February 2001. Mr. Hines served as Director of Manufacturing for the Company from March 1997 to February 2001. From April 1996 to March 1997, he was a lapidary consultant to the Company. From March 1990 to March 1997, Mr. Hines owned and operated GemCrafters of Raleigh, a business that focused on cutting colored gemstones and repairing and appraising jewelry.

Barbara L. Mooty (46) has served as the Vice President of Brand Development and Industry Relations of the Company since July 2002. From September 2001 to July 2002, she served as Vice President of Marketing of Kristall Classics, Inc., a diamond jewelry manufacturer. From March 1998 to September 2001, she was the west coast Director of Manufacturing of the Jewelers and Suppliers of America, a jewelry trade non-profit association, and the Advertising Director of AJM Magazine, a jewelry trade publication. Ms. Mooty earned her Bachelor of Arts degree in Marketing from the University of Northern Iowa and her Graduate Gemologist Diploma from Gemological Institute of America.

Dennis M. Reed (35) has served as Vice President of Sales of the Company since October 2002. From

September 1997 to October 2002, he was Vice President, Sales and Marketing of the Retail Division of Commemorative Brands, Inc., a scholastic products and jewelry manufacturer. Mr. Reed earned his Bachelor of Science degree in Finance from Virginia Polytechnic Institute and State University.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation paid by the Company to the Company’s Chief Executive Officer and its other executive officers whose total salary plus bonus exceeded $100,000 in 2002 (collectively, the “Named Officers”)

Summary Compensation Table

	Annual Compensation			Long -Term Compensatio

Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (Number of Shares)

Robert S. Thomas	2002	$171,667	$204,265	40,000
President & Chief	2001	$145,314	$23,671	89,000
Executive Officer	2000	$125,000	$—	—

James R. Braun (1)	2002	$155,833	$102,132	20,000
Chief Financial Officer,	2001	$80,770	$8,672	41,666
Secretary and Treasurer	2000	$—	$—	—

Earl R. Hines	2002	$155,833	$102,132	20,000
Vice President of	2001	$123,750	$11,836	55,000
Manufacturing	2000	$120,000	$—	8,000

Barbara L. Mooty(2)	2002	$65,843	$41,964	34,167
Vice President of Brand	2001	$—	$—	—
Development and Industry Relations	2000	$—	$—	—

Dennis M. Reed(2)	2002	$31,250	$34,933	30,000
Vice President of Sales	2001	$—	$—	—
	2000	$—	$—	—

   (1)    Mr. Braun’s compensation for 2001 reflects amounts earned from the commencement of his employment with the Company in June 2001.

   (2)    Ms. Mooty’s and Mr. Reed’s compensation for 2002 reflects amounts earned from the commencement of their employment with the Company in July and October 2002, respectively.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

					5%	10%

Robert S. Thomas	40,000	16.9	$4.46	2/12/2013	$112,000	$284,400

James R. Braun	20,000	8.5	$4.46	2/12/2013	$56,000	$142,000

Earl R. Hines	20,000	8.5	$4.46	2/12/2013	$56,000	$142,000

Barbara L. Mooty	25,000	10.6	$4.15	7/17/2012	$65,250	$165,500
	9,167	3.9	$4.46	2/12/2013	$25,668	$65,177

Dennis M. Reed	25,000	10.6	$3.99	10/17/2012	$62,750	$159,000
	5,000	2.1	$4.46	2/12/2013	$14,000	$35,550

   (1)    These options have a term of 10 years, are incentive stock options and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Options issued upon commencement of employment vest over a three-year period. Those options issued pursuant to the Company’s Executive Compensation Plan (those expiring on 2/12/2013) vest immediately.

   (2)    The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the “Commission”) and do not represent the Company’s estimate or projection of future Common Stock prices.

Aggregated Option Exercises in the Last Fiscal Year
and Fiscal Year-End Option Values

The following table sets forth the number of shares of Common Stock covered by outstanding stock options held by the Named Officers at December 31, 2002. The Named Officers did not exercise any of their stock options during the year ended December 31, 2002.

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-end

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert S. Thomas	183,200	12,750	$360,386	$—
James R. Braun	21,666	20,000	$71,448	$77,800
Earl R. Hines	67,791	31,834	$225,078	$100,336
Barbara L. Mooty	—	25,000	$—	$30,750
Dennis M. Reed	—	25,000	$—	$34,750

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	(A) Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (1)

Equity Compensation Plans Approved by Security Holders	1,577,357	$6.75	1,087,554

Equity Compensation Plans Not Approved by Security Holders	—	$—	—

Total	1,577,357	$6.75	1,087,554

(1) The 1997 Omnibus Stock Plan of Charles & Colvard, Ltd. includes an “evergreen” or “replenishment” formula which provides that the number of sales authorized for issuance may be increased from time to time to 20% of the authorized and issued shares of Common Stock less the number of shares granted under the 1996 Stock Option Plan of C3, Inc. or any other prior stock plan. The shares shown in column (C) may be the subject of awards other than options, warrants or rights under the 1997 Omnibus Plan.

Employment Agreements and Other Arrangements

The Company has entered into an employment agreement with Robert S. Thomas, the Company’s President and Chief Executive Officer. Mr. Thomas’ employment agreement, which expires annually on February 28, automatically renews on an annual basis and entitles Mr. Thomas to receive a salary of $180,000 and to participate in the Company’s incentive compensation plans. If the Company terminates Mr. Thomas’s employment without cause, Mr. Thomas is entitled to receive, for the remaining term of his employment agreement, annual compensation equal to the highest annual compensation (including all cash bonuses and other cash-based benefits) received by him during the immediately preceding three calendar years (the “Termination Consideration”), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan. If the Company experiences a change of control and Mr. Thomas voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Mr. Thomas a lump sum equal to approximately three times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Mr. Thomas is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year. Mr. Thomas also participates in the Company’s annual incentive plan.

The Company has also entered into an employment agreement with James R. Braun, the Company’s Vice President-Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Braun’s employment agreement, which expires annually on June 3 and automatically renews on an annual basis, entitles Mr. Braun to receive a salary of $160,000 and to participate in the Company’s incentive compensation plans. Mr. Braun has rights substantially the same as those granted to Mr. Thomas in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Braun is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The Company has also entered into an employment agreement with Earl R. Hines, the Company’s Vice President of Manufacturing. Mr. Hines’ employment agreement, which expires annually on August 31 and automatically renews on an annual basis, entitles Mr. Hines to receive a base salary of $160,000 and to participate in the Company’s incentive compensation plan. Mr. Hines has rights substantially the same as those granted to Mr. Thomas in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hines is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

On July 15, 2002, the Company entered into a salary continuation agreement with Barbara L. Mooty, the Company’s Vice President of Brand Identity and Industry Relations. Ms. Mooty’s agreement, which expires on January 15, 2004, entitles Ms. Mooty to receive a base salary of $150,000. In the event she is terminated without cause by the Company within the term of her salary continuation agreement, the Company is obligated to pay her the initial base salary for a period of twelve months following such termination.

The Company has also entered into a salary continuation agreement with Dennis R. Reed, the Company’s Vice President of Sales. Mr. Reed’s agreement, which expires on April 1, 2004, entitles Mr. Reed to receive a base salary of $150,000. In the event Mr. Reed is terminated without cause by the Company within the term of his salary continuation agreement the Company is obligated to pay him his initial base salary for a period of twelve months following such termination. Mr. Reed has rights substantially the same as those granted Mr. Thomas in the event of a change in control during the term of his agreement.

The 1996 Option Plan provides that, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable. The 1997 Omnibus Plan provides that, upon a change of control of the Company (as defined in the 1997 Omnibus Plan), all options and SARs outstanding as of the date of the change of control shall become fully exercisable, any restrictions applicable to any restricted awards shall be deemed to have expired, and restricted awards shall become fully vested and payable to the fullest extent of the original award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interests of participants under the plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2002 has ever served as an officer or employee of the Company. No interlocking relationships exist between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Robert S. Thomas, the Company’s President and Chief Executive Officer, participated in the process of determining the compensation to be paid to certain executive officers during 2002. See “Compensation Committee Report”. All members of the Board of Directors have purchased and hold securities of the Company. See “Security Ownership of Management and Certain Beneficial Owners.”

COMPENSATION COMMITTEE REPORT

This report has been prepared to describe the Company’s executive compensation policies and the basis for the compensation earned by the Named Officers, during the year ended December 31, 2002.

General. The Compensation Committee of the Board of Directors was established in October 1997. The Compensation Committee is authorized to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company’s insurance and benefits plans and to administer the Company’s stock option plans. The Compensation Committee also recommends for review and approval by the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee is composed of Mr. O’Brien, Mr. Paulson, Dr. Russ and Mr. Thornton.

Objectives and Philosophies. The Compensation Committee employs compensation practices designed to (i) attract and retain qualified executives, (ii) align the interests of executives with the long-term interests of the

Company’s shareholders and (iii) motivate executives to achieve targeted objectives. In furtherance of these goals, base salaries are generally evaluated annually to ensure that executives are compensated at levels that take into account both competitive and performance factors. The Company also relies to a substantial degree on stock options to attract and motivate its executives. Generally, compensation arrangements for executive officers consist of base salary, annual incentive plan, stock option grants and other benefits available to other employees of the Company.

Cash Compensation. The Committee determines the base salary of the chief executive officer and reviews and approves base salaries for the Company’s other executive officers annually. In adjusting salaries, the Committee examines both qualitative and quantitative factors relating to corporate and individual performance. The qualitative factors in general involve a subjective assessment by the Committee. The Committee does not base its considerations on any single performance factor, nor does it apply any formulaic relationship between the Company’s performance and salary levels. Instead it considers a variety of factors and evaluates individual performance against those factors both in absolute terms and in relation to the competitive market for executives in similar positions. The Committee also relies on the evaluations and recommendations of Mr. Thomas, who has served as President of the Company since 1998, in approving salary adjustments for other executive officers.

Equity Incentives. The Company utilizes stock options granted under the Company’s 1997 Omnibus Plan, which is administered by the Compensation Committee, to align shareholder and management interests by giving executive officers a substantial economic stake in the long-term appreciation of the Company’s stock. Since the Company’s initial public offering in 1997, all options granted under the plan have been awarded with exercise prices equal to or greater than the market value of the underlying stock on the grant date. Generally, option grants are awarded with a ten-year term and are subject to vesting over three years, except for options issued pursuant to the Company’s Executive Compensation Plan which vests immediately. Options are no longer granted under the 1996 Stock Option Plan.

The Compensation Committee takes into account all factors it deems appropriate in reviewing proposed option grants to executive officers, including the officer’s position and level of responsibility, the officer’s existing unvested option holdings, the potential reward to the officer if the stock price appreciates and the competitiveness of the officer’s overall compensation arrangements, including stock options. Outstanding performance by an individual may also be taken into consideration. Option grants are often made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Compensation Committee relies on Mr. Thomas’s evaluations and recommendations in approving option grants to other executive officers. Based on the factors described above, during fiscal 2002 the Committee recommended, and the Board of Directors approved, grants to newly hired executive officers of options to purchase an aggregate of 50,000 shares of Common Stock.

Annual Incentive Plan. In May 2002, the Board of Directors adopted the Executive Compensation Plan for 2002. This plan offers key employees of the Company incentive awards in the form of cash payments and/or stock option grants based upon the Company’s attainment of certain performance goals. In 2003, the Company made $450,494 in cash payments and granted 124,167 stock options under the 2002 Plan. In February 2003, the Board of Directors adopted the Executive Compensation Plan for 2003. This plan offers key employees of the Company incentive awards in the form of cash payments and/or stock option grants based upon the Company’s attainment of certain performance goals.

Chief Executive Officer Compensation. Mr. Thomas’s cash compensation level was established in 1998 in connection with the negotiation of the terms of his employment with the Company. The Committee made an adjustment in Mr. Thomas’s salary in May 2002 increasing it from $160,000 to $180,000 to more closely match market conditions. Mr. Thomas participates in the Executive Compensation Plan.

This Report is submitted by the Compensation Committee.

Frederick A. Russ, Chairperson
Walter J. O’Brien
Chester L. F. Paulson
George A. Thornton

STOCK PERFORMANCE GRAPH

The following line graph and table illustrate the five-year cumulative total shareholder return of the Company’s Common Stock and the cumulative total return over the same period of (i) the Nasdaq Market Index - US and (ii) a peer group composed of Michael Anthony Jewelers Inc., Movado Group, Inc., and Lazare Kaplan International Inc. OroAmerica, Inc., D.G. Jewelery of Canada Ltd and IWI Holdings Limited previously appeared in our peer group. However, they are no longer publicly-traded companies and, therefore, have been excluded from this presentation. To avoid showing only one company in our peer group, we added Michael Anthony Jewelers Inc. and Movado Group Inc. to our peer group. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Charles & Colvard, Ltd.	100.00	114.62	52.42	12.20	13.49	46.54
Peer Group Index	100.00	100.26	91.82	59.32	77.17	62.28
Nasdaq Market Index - U.S.	100.00	139.63	259.13	157.32	124.20	85.05

The Company’s peer group primarily consists of gemstone, watch or jewelry manufacturers that sell their products to retail jewelers, shopping channels and catalogs. While these companies have been selected on the basis of the similarities between their businesses and the business of the Company, the Company, unlike the members of the peer group, manufactures and sells a patented lab-created jewel that is not currently available from other sources. The Company therefore believes that comparisons between the Company and the peer group may not accurately and reliably reflect the relative performance of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of Common Stock as of February 28, 2003 by (i) each person known by the Company to own beneficially five percent or more of the Company’s outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) each executive officer of the Company; and (iv) all current directors, director nominees and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name (1)	Common Stock Beneficially Owned	Percent of Class

Chester L. F. Paulson (2)	1,590,400	12.0%
Robert S. Thomas (3)	1,313,580	9.7%
Rodney D. Baber (4)	768,450	5.8%
Frederick A. Russ (5)	251,020	1.9%
Earl. R. Hines (6)	114,818	*
Walter J. O’Brien (7)	55,200	*
George A. Thornton, III (8)	53,920	*
James R. Braun (9)	53,266	*
Barbara L. Mooty (10)	13,581	*
Dennis M. Reed (11)	5,000	*
Laura C. Kendall	-	-
Directors, Director Nominees
and Executive Officers as a Group
(9 persons) (12)	3,450,785	25.1%

      *    Indicates less than one percent

   (1)    Unless otherwise indicated, the address of each person is 3800 Gateway Boulevard, Suite 310, Morrisville, NC 27560.

   (2)    Includes (i) 184,400 shares of Common Stock held jointly by Mr. Paulson and his spouse, Jacqueline, over which Mr. Paulson has shared voting and investment power, and (ii) 1,398,500 shares of Common Stock held by Paulson Investment Company, Inc. (PIC). Mr. & Mrs. Paulson are the controlling shareholders of the parent company of PIC. The mailing address of Mr. Paulson and PIC is 811 S.W. Naito Parkway, Suite 300, Portland, OR 97204.

   (3)    Includes (i) 34,000 shares of Common Stock held jointly by Mr. Thomas and his spouse, Mary Ann Thomas, over which Mr. Thomas has shared voting and investment power, and (ii) 223,200 shares of Common Stock issuable to Mr. Thomas upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.

   (4)    Information obtained from Schedule 13G dated January 16, 2002 as filed with the Securities Exchange Commission. The mailing address of Mr. Baber is Morgan Keegan and Co., Inc., 50 N. Front Street, 15th Floor, Memphis, TN 38117.

   (5)    Includes 21,500 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.

   (6)    Includes (i) 21,000 shares of Common Stock held jointly by Mr. Hines and his spouse, Jacqueline Hines, over which Mr. Hines has shared voting and investment power, (ii) 87,791 shares of Common Stock issuable to Mr. Hines upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan and (iii) 6,027 shares of Common Stock issuable to Mrs. Hines upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.

   (7)    Includes 55,000 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

   (8)    Includes 7,500 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

   (9)    Includes (i) 5,000 shares of Common Stock held jointly by Mr. Braun and his spouse Cherie Braun, over which Mr. Braun has shared voting and investment power, and (ii) 41,666 shares of Common Stock issuable to Mr. Braun upon exercise of options granted under the 1997 Omnibus Plan.

 (10)    Includes 9,167 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

 (11)    Includes 5,000 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

 (12)    Includes (i) 244,400 shares of Common Stock over which certain directors and executive officers have shared voting and investment power, and (ii) 464,351 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. Does not include 768,450 shares owned by Rodney D. Baber.

CERTAIN TRANSACTIONS

In September 2001, the Board of Directors authorized a stock repurchase program. The program authorized management to repurchase up to 1,300,000 shares of the Company’s common stock through open market or privately negotiated transactions. This program expired in September 2002. During 2001, the Company repurchased from Chester L. F. Paulson, a director of the Company, 76,000 shares at a cost of $1 per share. During 2002, the Company repurchased 57,800 shares at an average price of $3.88.

In October 2002, the Board of Directors authorized a follow-on repurchase program for up to 1,100,000 shares of the Company’s common stock. At the discretion of management, the repurchase program can be implemented through open market or privately negotiated transactions at prices at or below prevailing prices. The Company will determine the time and extent of repurchases based on its evaluation of market conditions and other factors. There were no shares repurchased between the adoption of the follow-on program and December 31, 2002. In 2003, up to and including March 19, 2003, the Company repurchased 80,300 shares under this program at an average purchase price of $4.82 per share. Of these shares 50,000 were purchased from Paulson Investment Company, an affiliate of Chester L. F. Paulson, a director of the Company at $4.80 per share.

Fairness of Transactions

The Company believes that all of the transactions listed under the caption “Certain Transactions” were made on terms no less favorable to the Company than could have been obtained in substantially similar transactions with unaffiliated third parties. All agreements entered into between the Company and its officers and directors during 2002 were approved by a majority of the Board. Future transactions between the Company and any officer, director, five percent shareholder or affiliate of the Company will be approved by a majority of the Board of Directors and will be on terms no less favorable to the Company than could be obtained in substantially similar transactions with unaffiliated third parties.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed the Company during 2002 and 2001 by Deloitte & Touche, LLP for services rendered are set forth in the following table:

Type of Service	Amount of Fee

	2002	2001

Audit Fees	$93,000	$91,000
Tax Services	$24,000	$28,000
All Other Fees	$0	$4,000

Tax Services are the preparation of the Company’s Federal and State Tax return as well as certain tax consulting services which in 2002 related to the Company’s tax net operating loss carryforward. Other fees in 2001 were fees associated with the Company’s Stock Rights Offering in February 2001.

The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to Deloitte & Touche, LLP in 2002 and the proposed non-audit services and proposed fees for 2003 and determined that such services and fees were compatible with the independence of the auditors. During 2002, Deloitte & Touche, LLP did not utilize any leased personnel in connection with the audit.

The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2003, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has acted as independent auditors of the Company since February 1997. Representatives of Deloitte & Touche LLP who are expected to be present at the Annual Meeting will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. All shareholder proposals intended to be presented at the 2004 Annual Meeting of the Shareholders of the Company must be received by the Company no later than November 21, 2003 for inclusion in the Proxy Statement and proxy card relating to such meeting. In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company’s proxy statement, the Company’s Bylaws provide that the shareholder must give timely written notice of the proposal to the chief executive officer of the Company. Notice will be considered timely if it is mailed or delivered (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Accordingly, notice of proposals to be brought before the 2004 Annual Meeting of Shareholders must be mailed or delivered no earlier than February 12, 2004 and no later than March 13, 2004 to be considered timely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 2002 all such persons filed such reports on a timely basis, except in the following instances: (i) Dennis Reed did not timely file a Form 3 upon becoming a Section 16 reporting person and a Form 4 upon receiving a stock option grant, and (ii) Earl Hines did not timely file a Form 4 to report the receipt of one stock option grant by his spouse in 2002. In each case the required form was filed immediately upon discovery of the delinquency.

ADDITIONAL INFORMATION

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules, will be provided upon written request, without charge, to any person whose proxy is being solicited. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to James R. Braun, Chief Financial Officer, at Charles & Colvard, Ltd., 3800 Gateway Boulevard, Suite 310, Morrisville, North Carolina 27560.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

By Order of the Board of Directors,

Robert S. Thomas
President & CEO

March 26, 2003

P R O X Y

Charles & Colvard, Ltd.
3800 Gateway Boulevard, Suite 310
Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), hereby appoints Robert S. Thomas and James R. Braun as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, no par value, of the Company held of record by the undersigned on March 25, 2003 at the Annual Meeting of the Shareholders of the Company to be held on May 12, 2003 or any adjournment thereof.

1.        ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked below).	☐	WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to that nominee’s name.

Nominees:

Walter J. O’Brien ☐	Chester L. F. Paulson ☐	Frederick A. Russ ☐	Robert S. Thomas ☐	George A. Thornton, III ☐	Laura C. Kendall ☐

2.        PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.        In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of the Shareholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ELECT THE PERSONS NAMED ABOVE AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

(continued on other side)

Please sign this proxy exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held by a corporation, please sign the full name of the corporation by an authorized officer. If shares are held by a partnership, please sign the full name of the partnership by an authorized person.

Signature: __________________________________

Signature: __________________________________
(if held jointly)

Dated: _____________________________________

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.